Exhibit 3.2
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
USERTESTING, INC.
UserTesting, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:
1.    The name of this corporation is UserTesting, Inc. (the “Corporation”) and that this Corporation was originally incorporated pursuant to the General Corporation Law on April 13, 2021 under the name UserTesting, Inc.
2.    The following amendment to this Corporation's Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on September 15, 2021 (the “Restated Certificate”) has been duly adopted by the Board of Directors and stockholders of this Corporation in accordance with the provisions of Section 242 of the General Corporation Law, with the approval of such amendments by the Corporation's stockholders having been given by written consent without a meeting in accordance with Sections 228 and 242 of the General Corporation Law.
3.    The first paragraph of Article IV of the Restated Certificate, relating to the authorized capital stock of the Corporation, is hereby amended and restated in its entirety to read as follows:
“A.    Classes of Stock. This Corporation is authorized to issue stock designated, respectively, "Common Stock" and "Preferred Stock" in each case with a par value of $0.0001 per share. The total number of shares that this Corporation is authorized to issue is 274,758,254 shares. 163,907,151 shares shall be Common Stock and 110,851,103 shares shall be Preferred Stock, 5,235,779 shares of which shall be designated Seed Series Preferred Stock (the “Seed Series Preferred Stock”), 17,044,117 shares of which shall be designated Series A Preferred Stock (the “Series A Preferred Stock”), 3,761,486 shares of which shall be designated Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”), 7,378,199 shares of which shall be designated Series B Preferred Stock (the “Series B Preferred Stock”), 25,608,699 shares of which shall be designated Series C Preferred Stock (the “Series C Preferred Stock”), 12,165,042 shares of which shall be designated Series D Preferred Stock (the “Series D Preferred Stock”), 9,743,564 shares of which shall be designated Series E Preferred Stock (the “Series E Preferred Stock”) and 29,914,217 shares of which shall be designated Series F Preferred Stock (the “Series F Preferred Stock”). For purposes of this Restated Certificate of Incorporation, the term “Preferred Stock” shall mean the Seed Series Preferred Stock, Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock.”
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 22nd day of September 2021 and the foregoing facts stated herein are true and correct.

USERTESTING, INC.

By:	/s/ Andrew MacMillan
Andrew MacMillan
Chief Executive Officer
[CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF USERTESTING, INC.]